FINANCIAL
RELATIONS BOARD

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD

Bob Ende	General Info: Marilynn Meek (212) 827-3773
Senior Vice President - Finance	Investor Info: Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
July 12, 2005

COMFORCE CORPORATION SIGNS MAJOR CONTRACT FOR RIGHTSOURCING® VENDOR MANAGEMENT SERVICES

Woodbury, NY - July 12, 2005 - COMFORCE Corporation (AMEX: CFS), a leading provider of high-tech professional staffing, consulting and outsourcing services, today announced that it has signed an agreement with a medical facility in Southern California to manage its staffing services program of approximately $70.0 million.

COMFORCE’s RightSourcing Vendor Management Services has been engaged to manage all staffing vendors including order process, invoice approval, billing and invoice consolidation. In addition, COMFORCE will be providing staffing support, primarily nursing.

RightSourcing provides COMFORCE’s clients with a centralized vendor management program to meet the complex staffing needs of medical facilities. This service has resulted in documented multi-million dollar cost savings and increased efficiencies for its clients.

John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, “The signing of this major contract validates our strategic goals and demonstrates the increasing demand for RightSourcing in the healthcare staffing arena. We have long expressed our belief that vendor management provides us with a great opportunity for growth, particularly within the healthcare sector. We expect to see an increasing demand for this service and we are fully committed to growing this part of our business.”

About COMFORCE
COMFORCE Corporation provides specialty staffing, consulting and outsourcing services primarily to Fortune 1000 companies and other large employers. The Company operates in three business segments - Human Capital Management Services, Staff Augmentation, and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services and Nurse Staffing Services, Sarbanes-Oxley Specialists, Technical Services, Information Technology (IT), Telecom, and Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has thirty-six (36) offices nationwide.

To view the Company’s web page visit http://www.comforce.com

Various statements made in this release concerning the Company’s expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: the loss of key customers, weakness in job growth, a reduction in corporate or government spending, adverse economic conditions generally or in key industries served by the Company, or a reduction in the demand for outsourcing services generally, which could heighten competition among staffing companies and negatively impact revenues and margins; the Company’s significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company’s competitiveness and capital structure or expanding its operations; and the heightened standards under which the Company must evaluate annually the retention of goodwill on its books and create a greater likelihood that the Company will be required to write-off goodwill in future periods which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under “Forward Looking Statements” in Item 2 of the Company’s 10-Q for the quarter ended March 27, 2005 and under “Risk Factors” in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC’s web site at “www.sec.gov” and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York, 11797, telephone 516-437-3300.